Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	Kim Rockley
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	kimrockley@sprouts.com

SPROUTS FARMERS MARKET ANNOUNCES CLOSING OF PUBLIC

OFFERING BY SELLING STOCKHOLDERS

PHOENIX, Ariz. – (Globe Newswire) – December 2, 2013 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq: SFM) today announced the closing of the public offering of 19,550,000 shares of common stock, including 2,550,000 shares of common stock issued as a result of the exercise in full of the underwriters’ option to purchase additional shares, by affiliates of Apollo Global Management, LLC (“Apollo”), and certain other stockholders of the Company (collectively, the “Selling Stockholders”) at a public offering price of $37.00 per share. The Selling Stockholders received all of the proceeds from the offering.

The offering is being made through an underwriting group led by Goldman, Sachs & Co., Credit Suisse, BofA Merrill Lynch, Apollo Global Securities, Barclays, Deutsche Bank Securities, UBS Investment Bank, Guggenheim Securities and Wolfe Research Securities. Goldman, Sachs & Co., Credit Suisse and BofA Merrill Lynch are acting as joint book-running managers of the offering, and Goldman, Sachs & Co. and Credit Suisse are the representatives of the underwriters.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The final prospectus relating to the offering has been filed with the Securities and Exchange Commission and copies may be obtained from: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 866-471-2526, Facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: 800-221-1037, or by emailing newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Sprouts Farmers Market

Sprouts Farmers Market is a specialty retailer of fresh, natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts Farmers Market employs more than 14,000 team members and operates more than 160 stores in eight states.